TRAVEL HUNT HOLDINGS, INC. ANNOUNCES EXECUTION OF A
LETTER OF INTENT

POMPANO BEACH, FLORIDA, July 26, 2004 Bizwire — Travel Hunt Holdings, Inc. announces that the Company has entered into a letter of intent to acquire one hundred percent (100%) of the ownership interest of Matrix Lodging, LLC for the issuance of shares of the Company’s common stock to the Matrix Lodging, LLC members. Consummation of the transaction is subject to the satisfaction of certain conditions including the execution of definitive agreements and the completion of due diligence. No assurance can be given that this acquisition will be consummated.

Matrix Lodging is a Nevada company which is in the process of developing a chain of technology-rich, boutique luxury hotels situated in key commercial centers across the United States.

Statements contained in this press release are not based upon current or historical fact and are forward-looking in nature. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks uncertainties and events that may be beyond the control of Travel Hunt Holdings and no assurances can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to procure, properly price, retain and successfully complete projects, the availability of personnel, and changes in technology and competition.

For Additional Information Contact:

Nancy Reynolds, President
Travel Hunt Holdings, Inc.
Tel: (954) 943-4868